Exhibit 4.1

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

August 18, 2008

National City Bank

Shareholder Services Administration

Suite 635, LOC 01-3116

629 Euclid Avenue

Cleveland, Ohio 44114

Attention: Rachel A. Leon, AVP

LaSalle Bank National Association

Corporate Trust Administration

135 S. LaSalle Street

Chicago, Illinois 60603

Re:	Notice of Removal of Rights Agent and Appointment of Successor Rights Agent and Amendment No. 1 to the Rights Agreement (this “Amendment No. 1 to Rights Agreement”)

Ladies and Gentlemen:

1. Pursuant to Section 22 of the Rights Agreement, dated as of October 23, 2001 (the “Rights Agreement”) between Sypris Solutions, Inc. (the “Company”) and LaSalle Bank National Association, as Rights Agent (the “Rights Agent”), the Company hereby provides notice of the Rights Agent’s removal as rights agent pursuant to the Rights Agreement, which removal shall be effective as of September 5, 2008, and the Rights Agent hereby accepts and agrees to such removal, effective as of September 5, 2008, and waives the time periods, notice and other requirements for removal of the Rights Agent pursuant to the Rights Agreement by its countersignature to this Amendment No. 1 to Rights Agreement in the space provided below.

2. Pursuant to Section 22 of the Rights Agreement, the Company hereby appoints National City Bank (“NCB”) as successor to the Rights Agent, as rights agent to act as agent for the Company in accordance with the terms and conditions of the Rights Agreement, which appointment will be effective as of September 8, 2008, and NCB hereby accepts such appointment, also effective as of September 8, 2008, by its countersignature to this Amendment No. 1 to Rights Agreement in the space provided below.

3. NCB and the Company agree to take all actions reasonably necessary to physically substitute the name and address of NCB in any legend appearing on any of the Company’s unissued stock certificates, in place of the name and address of LaSalle, at the Company’s reasonable expense.

4. Pursuant to Section 28 of the Rights Agreement, the Company, by resolution adopted by its Directors, and the Rights Agent hereby amend the Rights Agreement as follows, and NCB agrees to be bound thereby:

(a) Section 21(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Before the Rights Agent acts or refrains from acting, and with the Company’s prior written consent which may not be unreasonably withheld, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken or omitted by it in good faith and in accordance with such advice or opinion.”

(b) Section 21(j) of the Rights Agreement is hereby further amended by adding the following language following the sixth sentence thereof:

“The costs and expenses involved in any dispute regarding the enforcement of these rights of indemnification will be paid by the non-prevailing party in such dispute.”

(c) Section 21(j) is hereby further amended by amending and restating the last sentence of Section 21(j) in its entirety as follows:

“The provisions of this Section 21 shall survive the resignation, substitution or removal of the Rights Agent and the termination of this Agreement.”

(d) The Company and NCB agree that the address and contact information set forth above for NCB will be the information for NCB for purposes of Section 25 of the Rights Agreement.

5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to Rights Agreement, but shall remain in full force and effect.

6. This Amendment No. 1 to Rights Agreement shall be deemed to be a contract made under the law of the State of Delaware and for all purposes will be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

7. This Amendment No. 1 to Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to Rights Agreement.

Very truly yours,

SYPRIS SOLUTIONS, INC.

By:	/s/ John R. McGeeney
Name:	John R. McGeeney
Title:	General Counsel

Accepted and agreed to as of the date first written above:		Accepted and agreed to as of the date first written above:

LASALLE BANK NATIONAL ASSOCIATION		NATIONAL CITY BANK

By:	/s/ Gregory Malatia	By:	/s/Rachel A. Leon
Name:	Gregory Malatia	Name:	Rachel A. Leon
Title:	Senior Vice President	Title:	Assistant Vice President